EXHIBIT 99.1

News Release

Torchmark Corporation • 2001 Third Avenue South • Birmingham, Alabama 35233

Contact: Joyce Lane	NYSE Symbol: TMK

TORCHMARK CORPORATION ANNOUNCES ALABAMA SUPREME

COURT OPINION IN UNITED INVESTORS LIFE VS. WADDELL & REED

Birmingham, Alabama, April 18, 2003—Torchmark Corporation (NYSE: TMK) announced today that the Alabama Supreme Court reversed in part and remanded in part the $50 million verdict rendered by an Alabama jury in favor of Torchmark subsidiary United Investors Life Insurance Company against Waddell & Reed last year. The case involved claims by United that Waddell & Reed improperly engaged in a concerted campaign to replace United’s existing block of variable annuity policies with policies issued by another insurance company and Waddell & Reed wrongfully converted over $10,000,000 belonging to United. In a 51 page opinion, the court found that conversion, breach of contract and one claim of fraud and suppression were properly submitted to the jury; however, it held that two claims, tortious interference with contractual relations and fraud in connection with a promise by Waddell & Reed not to replace United’s existing variable annuity contracts should not have been submitted to the jury. Under Alabama law, the finding by the court that two claims should not have been submitted to the jury necessitates a remand to the trial court on the remaining claims.

UILIC may file a petition for rehearing with the Supreme Court and plans to pursue in the trial court its claims for concealment, breach of contract, fraud and suppression, with claims for actual damages over $10 million and for punitive damages of up to three times that amount under Alabama law. The earlier verdict of $50 million did not include an award of punitive damages.

Torchmark Corporation is a financial services holding company specializing in life and supplemental health insurance for “middle income” Americans marketed through multiple distribution channels including direct response, and exclusive and independent agencies. Subsidiary Globe Life And Accident is a nationally recognized direct-response provider of life insurance known for its administrative efficiencies. United American has been a nationally recognized provider of Medicare supplement health insurance since 1966. Liberty National Life, one of the oldest traditional life insurers in the Southeast, is the largest life insurer in its home state of Alabama. American Income Life is nationally recognized for providing supplemental life insurance to labor union members.

For additional information contact:	Joyce Lane Vice President, Investor Relations Phone: 972/569-3627 Fax: 972/569-3696 jlane@torchmarkcorp.com Website: www.torchmarkcorp.com